Exhibit 99.2

CONTACT:

Stanley Berger

SM Berger & Company

(216)464-6400

Q.E.P. CO., INC., REPORTS FISCAL 2006 FOURTH-QUARTER

AND FULL-YEAR FINANCIAL RESULTS

Full Year Sales Increase 22.3% to a Record $212.3 million

BOCA RATON, FLORIDA—June 20, 2006—Q.E.P. CO., INC. (Nasdaq: QEPC), today announced financial results for its fiscal 2006 fourth quarter and full year ended February 28, 2006. The Company filed its Annual Report on Form 10-K for fiscal 2006 on June 13, 2006.

For the fiscal 2006 fourth quarter, net sales increased 17.1 percent to $52.4 million, compared with $44.7 million in the fiscal 2005 fourth quarter. Net sales for fiscal 2006 increased 22.3 percent to $212.3 million, compared with net sales of $173.6 million in fiscal 2005. Approximately $29.0 million of the fiscal 2006 increase in sales was a result of higher penetration of the Company’s existing and new product offerings to the Company’s existing North American customers. A significant portion of this improvement in North America was from the sales of adhesive products. The remaining North American increase is due to expansion of the Company’s distribution customer base and the effect of recent acquisitions.

Sales outside North America increased by approximately $1.4 million during fiscal 2006 over fiscal 2005 and now represent approximately 21.0 percent of the Company’s total sales compared to 26.0 percent for the fiscal 2005 period. Changes in foreign currency exchange rates accounted for approximately $2.5 million of the sales increase in fiscal 2006.

Gross profit for the fiscal 2006 fourth quarter was 28.1 percent of net sales as compared with 24.1 percent for the fiscal 2005 fourth quarter. The gross profit for fiscal 2006 was 29.2 percent compared to 30.9 percent last year. The decline in gross profit for both the fourth quarter and full year continued to include the effects of increases in the costs of raw materials and finished goods related to, among other matters, higher costs for crude oil and other industrial commodities, and the relative increase in flooring adhesive sales that have lower overall margins than specialty tools.

Although the Company increased the pricing of individual product offerings by approximately 2.0 percent throughout the 2006 fiscal year to offset a portion of cost increases, the Company’s ability to increase pricing traditionally lags behind cost increases. The Company remains committed to seeking additional price increases that reflect the impact of continued cost increases.

The Company’s gross profit was also negatively impacted by the cost of increased rebates associated with higher sales volume to the Company’s larger home center customers and the initiation of a direct shipment program. In the long term, the direct shipping program is expected to improve margins through reductions in certain operating expenses.

For the fiscal 2006 fourth quarter, the Company reported a net loss of $2.7 million, or $0.76 per share, compared with a net profit of $376,000, or $0.08 per diluted share, for the fourth quarter last fiscal year. The Company reported a net loss for the fiscal 2006 full year of $1.2 million, or $0.37 per share, compared to a net income of almost $4.0 million, or $1.06 per diluted share, last fiscal year.

Lewis Gould, Q.E.P.’s Chairman and Chief Executive Officer, stated: “Fiscal 2006 was one of the most challenging years in our 26 year history. I am pleased with our consistent top-line growth, as we have recorded five consecutive years of record sales. However, we continue to struggle with our ability to transfer this top-line success into bottom-line profitability. Inflated commodity prices remain the biggest culprit to our gross margin percentage. We continue to work with our customers and suppliers to ease the cost pressures and margin volatility.

“During the year there were a number of what we feel were one-time events that also negatively affected our profitability. Earnings for the year were negatively impacted by a $1.0 million expense related to an increase in the estimated value of the warrant put liability, which was in part a result of a change in the valuation methodology. The Company moved its warehousing and distribution operations to Dalton, Georgia from Boca Raton, Florida. In addition, the Company restructured a portion of its European manufacturing and distribution operations.

“Moving forward, I am optimistic about the direction of the Company. We have learned a lot over the past year and are working hard to control costs, while maintaining our position as one of the leading manufacturers, marketers, and distributors of specialty tools,” concluded Mr. Gould.

The Company will host a conference call at 10:00 a.m. Eastern Time today to discuss this press release and to answer questions. To participate in the conference call, please dial 800-936-9754 five to 10 minutes before the call is scheduled to begin. The financial information to be discussed during the conference call was included in the Company’s Form 10-K filed with the

Securities and Exchange Commission (“SEC”) on June 13, 2006 and will be added to Q.E.P.’s website at www.qep.com in the Investor Relations section.

Certain statements in this press release, including statements regarding our expectations regarding continued manufacturing efficiencies, increases in our gross and operating profit margins, the expected benefits of our direct shipping program, our ability to manage operating expenses, and our ability to implement additional price increases are forward-looking statements, which are made pursuant to the safe-harbor provisions of the Securities Litigation Reform Act of 1995. The forward-looking statements are made only as of the date of this report and are subject to risks and uncertainties which could cause actual results to differ materially from those discussed in the forward-looking statements and from historical results of operations. Among the risks and uncertainties that could cause such a difference are the Company’s assumptions relating to the expected growth in sales of its products, the continued success of the Company’s manufacturing processes, continued increases in the cost of raw materials and finished goods, improvements in productivity and cost reductions, the continued success of initiatives with certain of the Company’s customers, the success of the Company’s price increases initiatives, and the success of the Company’s sales and marketing efforts. A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Statements” section of the Company’s Annual Report on Form 10-K for the year ended February 28, 2006, filed with the SEC, and in other reports already filed with the SEC.

-Financial Information Follows-

Q.E.P. CO., INC., AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per-share data)

	Twelve Months Ended		Three Months Ended
	2/28/06	2/28/05	2/28/06	2/28/05
			(unaudited)	(unaudited)
Net sales	$212,314	$173,625	$52,367	$44,720

Cost of goods sold	150,318	120,038	37,637	33,953

Gross profit	61,996	53,587	14,730	10,767

Costs and expenses
Shipping	20,943	17,299	5,527	4,472
General and administrative	18,821	15,068	5,019	4,052
Selling and marketing	20,208	16,764	5,236	4,461
Other (income) expense	(1,156)	243	120	212

Operating income	3,180	4,213	(1,172)	(2,430)
Change in Warrant put liability	(1,006)	1,160	(874)	1,255
Interest expense, net	(2,498)	(1,537)	(686)	(540)

Income before provision for income taxes	(324)	3,836	(2,732)	(1,715)
Provision for income taxes	922	(119)	(81)	(2,091)

Net income	$(1,246)	$3,955	$(2,651)	$376

Basic earnings per common share	$(0.37)	$1.14	$(0.76)	$0.10

Diluted earnings per common share	$(0.37)	$1.06	$(0.76)	$0.08

Weighted average number of diluted common shares outstanding	3,458	3,711	3,458	3,652

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	2/28/06	2/28/05
Assets
Current Assets
Cash and cash equivalents	$852	$1,869
Accounts receivable	33,258	27,016
Inventories	34,128	29,929
Other current assets	2,190	2,504

	70,428	61,318
Property and equipment, net	8,296	9,186
Other assets	20,218	16,604

Total Assets	$98,942	$87,108

Liabilities and Shareholders’ Equity
Current liabilities (including current portion of debt and, at 2/28/06, warrant put liability)	$62,056	$49,949
Long-term debt	9,147	6,532
Other liabilities	213	—
Warrant put liability	—	782
Shareholders’ equity	27,526	29,845

Total Liabilities and Shareholders’ Equity	$98,942	$87,108

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